Exhibit 1

Media Relations Jorge Pérez +52(81) 8888-4334 mr@CEMEX.com	Investor Relations Eduardo Rendón +52(81) 8888-4256 ir@CEMEX.com	Analyst Relations Lucy Rodriguez +1(212) 317-6007 ir@CEMEX.com

CEMEX ANNOUNCES OFFERING OF SENIOR SECURED NOTES

MONTERREY, MEXICO, JUNE 8, 2016 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that CEMEX Finance LLC (the “Issuer”), an indirect wholly-owned subsidiary of CEMEX, intends to offer senior secured notes denominated in Euros (the “Notes”), subject to market and other conditions.

CEMEX intends to use the net proceeds from the offering of the Notes for general corporate purposes, including to repay indebtedness, all in accordance with CEMEX’s facilities agreement, dated as of September 29, 2014, as amended and restated (the “Credit Agreement”) entered into with several financial institutions. CEMEX may use such proceeds to reduce the revolving tranche of the Credit Agreement.

The Notes will share in the collateral pledged for the benefit of the lenders under the Credit Agreement and other secured obligations having the benefit of such collateral, and will be guaranteed by CEMEX, CEMEX México, S.A. de C.V., CEMEX Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New Sunward Holding B.V., CEMEX España, S.A., Cemex Asia B.V., CEMEX Corp., Cemex Egyptian Investments B.V., Cemex Egyptian Investments II B.V., CEMEX France Gestion (S.A.S.), Cemex Research Group AG, Cemex Shipping B.V. and CEMEX UK.

The Notes and the guarantees thereof have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A and outside the United States pursuant to Regulation S, both as promulgated under the Securities Act.

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This press release contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. CEMEX assumes no obligation to update or correct the information contained in this press release.